UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Amendment No.

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 29, 2010

BOOMERANG SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-10176	22-2306487
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Madison Avenue
Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code:	(973) 538-1194

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On December 29, 2010, Boomerang Systems, Inc. (the “Company”) entered into a financing commitment letter (the “Commitment Letter”), pursuant to which it obtained a commitment for an aggregate of up to $3,250,000 of financing to be provided, upon demand by the Company, by nine accredited investors, including an aggregate of up to $1,750,000 by four related parties.  If the Company draws down under the Commitment Letter, it will issue notes to the lenders.  Each note would be a senior unsecured obligation of the Company and would bear interest from the date of the borrowing thereunder on the outstanding principal balance at a rate of 3% per annum. The Commitment Letter expires on the earlier to occur of (a) January 1, 2012, and (b) the consummation of a private or public offering of the Company’s common stock yielding gross proceeds to the Company in an amount not less than $5,000,000.

Under the terms of the Commitment Letter, each lender received one five-year warrant for every dollar such lender committed, with an exercise price of $0.30 per share. In addition, if the Company borrows under the letter, each lender will receive additional warrants at a rate of three warrants for each dollar drawn down from that lender's commitment, with the amount of the draw down attributable to each lender’s commitment to be determined on a pro rata basis.

The related parties who committed to provide financing under the letter are Mark Patterson, the Company’s chief executive officer (up to $500,000); Lake Isle Corp., a greater than 10% holder of the Company’s common stock, over which Gail Mulvihill, the mother of the Company’s president, Christopher Mulvihill, exercises sole voting and investment control (up to $750,000); HSK Funding, over which Burton I. Koffman, a greater than 10% holder of the Company’s common stock, exercises sole voting and investment control (up to $250,000); and James Mulvihill, the son of Gail Mulvihill and brother of Christopher Mulvihill (up to $250,000).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boomerang Systems, Inc.
(Registrant)

Date:	January 4, 2010	By:	/s/ Joseph R. Bellantoni
Joseph R. Bellantoni
Chief Financial Officer